Exhibit 99.1

DATE:	March 25, 2009

CONTACT:	Rory G. Ritrievi
President & CEO
Mid Penn Bank
349 Union Street
Millersburg, PA 17061
(717) 692-2133

Mid Penn Bank promotes Edward P. Williams

MILLERSBURG, PA—Mid Penn Bank recently announced the promotion of Edward P. Williams to Senior Vice President and Chief Financial Officer. Mr. Williams has over 21 years of experience in all aspects of financial operations within the banking industry.

Mr. Williams joined Mid Penn Bank in June 2008 as Vice President and Director of Financial Reporting. In that role, he was responsible for communicating financial information to shareholders on a quarterly basis and for providing the bank’s regulatory bodies with financial data. His responsibilities as Chief Financial Officer will include communicating financial results of the bank to the Board of Directors, participating actively in budgeting and strategic planning, and overseeing accounting for the bank.

Prior to joining Mid Penn Bank, Mr. Williams worked for Community Banks (now Susquehanna Bank) as Senior Vice President and Director of Financial Operations, and for Farmers Bank and Trust Company as Senior Accountant.

Mr. Williams graduated from Juniata College, Huntingdon, PA with a Bachelors of Science in Financial Management. He has also taken various courses in general banking, sales, lending, and asset/liability management, and is currently enrolled in Shippensburg University’s John L. Grove School of Business MBA program.

Mr. Williams currently resides in York, PA.

Mid Penn Bank operates 14 branches in Dauphin, Cumberland, Northumberland, and Schuylkill counties. For more information, visit Mid Penn’s website at www.midpennbank.com.